Exhibit 99.1

Contact:	Michelle Del Guercio Vice President, Marketing 818.880.6700 x8688

UFOR IMMEDIATE RELEASE:

ASPYRA TREPORTS RESULTS OF OPERATIONS FOR THE
SECOND QUARTER ENDED JUNE 30, 2009

WESTLAKE VILLAGE, CALIFORNIA, August 19, 2009 - Aspyra, Inc. (AMEX: APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the second quarter ended June 30, 2009.

Sales were $2,148,253 for the second quarter of fiscal 2009 compared with sales of $2,316,807 for the comparable quarter ended June 30, 2008.  The Company incurred a net loss of $1,583,393 or basic and diluted loss of $.13 for the quarter ended June 30, 2009, compared to a net loss of $1,200,283 or basic and diluted loss per share of $.10 for the quarter ended June 30, 2008.  Basic and diluted shares outstanding for each period were 12,446,121 and 12,437,150, respectively.  The Company had $872,050 of cash on hand at the end of the quarter.

Sales were $4,070,910 for the six months ended June 30, 2009 compared with sales of $4,481,372 for the comparable period of fiscal 2008.  The Company incurred a net loss of $3,068,026 or basic and diluted loss of $.25 for the six months ended June 30, 2009, compared to a net loss of $2,394,683 or basic and diluted loss per share of $.19 for the six months ended June 30, 2008.  Basic and diluted shares outstanding for each period were 12,441,635 and 12,437,150, respectively.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the second quarter of fiscal 2009 were ($759,970) as compared to EBITDA of ($347,152) for the second quarter of fiscal 2008 and EBITDA of ($632,546) for the first quarter of 2009.  For the six months ended June 30, 2009, EBITDA was ($1,392,516) as compared ($949,447) for the six months ended June 30, 2008.

Chief Executive Officer, Rodney Schutt, stated, “We started the quarter off strong with the Health Diagnostics multi-location order. Since then, our pipeline for new systems sales continues to expand, however; the Company is experiencing a delay in system sales closing, likely attributable to the overall paralysis of capital healthcare IT spending within the industry.” He continued, “Alternatively, we are seeing an increase in ancillary and upgrade sales for existing customers.  This further demonstrates the Company’s strong customer following, which provides positive references for new system prospects.”

Aspyra, Inc.
Operating Results (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2009	2008	2009	2008

Net system sales and service revenues	$2,148,253	$2,316,807	$4,070,910	$4,481,372
Total costs of products and services sold	1,145,929	1,253,387	2,215,164	2,471,202
Selling, general and administrative expenses	1,598,524	1,672,741	3,083,771	3,153,588
Research and development expenses	602,045	381,272	1,040,917	977,723
Operating loss	(1,198,245)	(990,593)	(2,268,942)	(2,121,141)
Net loss	(1,583,393)	(1,200,283)	(3,068,026)	(2,394,683)
Basic and diluted loss per share	(.13)	(.10)	(.25)	(.19)
Average shares outstanding – basic and diluted	12,446,121	12,437,150	12,441,635	12,437,150
Presentation of Non-GAAP Information

The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the management of Aspyra believes is useful to investors in evaluating the Company's results.  EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and certain non-cash charges, specifically Aspyra’s non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying business. EBITDA is presented because it is commonly used by certain investors and analysts to evaluate a company's ability to service debt. However, our method of computation may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations.

Supplemental Data (Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months	Six Months
	June 30,	June 30,	March 31,	June 30,	June 30,
	2009	2008	2009	2009	2008

EBITDA RECONCILIATION:

Net loss	(1,583,393)	(1,200,283)	(1,484,633)	(3,068,026)	(2,394,683)
Add back items:
Interest expense, net	385,148	209,690	413,936	799,084	273,542
Income taxes	-	-	-	-	-
Depreciation expense	54,900	221,786	87,848	142,748	204,028
Amortization expense	164,918	121,191	142,688	307,606	246,313
Amortization of intangibles	172,125	172,125	172,125	344,250	343,250
Other non-cash charges	46,332	128,339	35,490	81,822	377,103
EBITDA	(759,970)	(347,152)	(632,546)	(1,392,516)	(949,447)

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra's highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, visit HUwww.aspyra.comUH.

USafe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra’s markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today the date of this press release, including management's own knowledge and assessment of the Company’s industry and competition.  Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries.  The Company refers interested persons to its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.

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